EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of this 23rd day of November, 2004, by and among Eagle Family Foods, Inc., a Delaware corporation (the “Company”), Eagle Family Foods Holdings, Inc., a Delaware corporation (“Holdings”), GE Investment Private Placement Partners II, a Limited Partnership (solely for purposes of Section 3.1), Warburg, Pincus Ventures, L.P., a Delaware limited partnership (solely for purposes of Section 3.1), Dairy Farmers of America Inc. (solely for purposes of Section 3.1), and Craig A. Steinke (“Executive”).

WITNESSETH:

WHEREAS, the Company desires to continue to employ Executive as of the date hereof as its President and Chief Executive Officer on the terms and conditions set forth herein, and Executive desires to be so employed;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. The Company agrees to continue to employ Executive and Executive hereby agrees to serve the Company for the Term (as defined in Section 2 below) of this Agreement, in the position and with the duties and responsibilities set forth in Section 3 below, and upon the other terms and subject to the conditions hereinafter stated.

2. TERM. The initial term (the “Initial Term”) of this Agreement shall commence on the date hereof and shall continue until the first anniversary of the date hereof (the “Initial Expiration Date”); provided, however, that this Agreement at all times shall be subject to earlier termination in accordance with the provisions hereof. On the Initial Expiration Date and each anniversary of the Initial Expiration Date, unless otherwise terminated in accordance with the provisions hereof, the term of this Agreement shall automatically renew for successive one year terms (the “Extended Term”) unless and until either party delivers notice of termination pursuant to Section 7.7 within ninety (90) days of the expiration of the then current term (“Non- Renewal”). For purposes of this Agreement, “Term” means the Initial Term and, as extended, the Extended Term.

3. POSITION, DUTIES AND RESPONSIBILITIES.

3.1 POSITION, DUTIES AND RESPONSIBILITIES. During the Term, Executive shall serve as the President and Chief Executive Officer of the Company and shall be responsible for the duties attendant to such office, which duties will be generally consistent with his position as an executive officer of the Company and such other managerial duties and responsibilities with the Company, its affiliates, subsidiaries or divisions as may be assigned by the Board of Directors of Holdings (the “Board”) consistent with Executive’s position, duties and responsibilities with the Company. Holdings shall nominate Executive to serve, and Holdings, GE Investment Private Placement Partners II, Warburg, Pincus Ventures, L.P., and Dairy Farmers of America Inc., shall take all action within their respective power to secure Executive’s election, as a member of the Board and shall use reasonable efforts to keep Executive on the

Board for so long as the Executive serves as President and Chief Executive Officer of the Company, and thereafter at the discretion of the Board. Executive will report directly to the Board until the occurrence of a Company Sale (as defined in Executive’s Restricted Stock Agreement referenced in Section 4.3 herein). In connection with Executive’s employment by the Company, Executive will be based at the offices of the Company in Columbus, Ohio. Executive acknowledges and agrees that, in connection, with his employment hereunder, he may be required to travel on behalf of the Company.

3.2 SERVICES TO BE PROVIDED. During the Term, Executive shall devote all of his working time, attention and energies to the affairs of the Company and its subsidiaries, affiliates and divisions and use his best efforts in the performance of his duties to promote its and their best interests; provided, however, that nothing herein shall preclude Executive from (i) serving on the boards of directors of a reasonable number of other corporations (and retain any director’s fees received therefrom), trade associations or charitable organizations, (ii) engaging in charitable activities and community affairs or (iii) managing his personal investments and affairs; provided, however, that such activities do not materially interfere with the performance of Executive’s duties under the Agreement.

4. SALARY.

4.1 BASE SALARY. During the Term, Executive shall be paid a base salary (the “Base Salary”), payable in equal installments at such intervals as the other members of senior management of the Company are paid but not less often than semi-monthly, at an annual rate of Three Hundred Twenty Four Thousand Seven Hundred Dollars ($324,700) until the first anniversary of the date hereof. For each succeeding year during the Term, the annual rate of the Base Salary may be increased (but not decreased) as may be determined by the Board.

4.2 BONUS. During the Term, Executive will be eligible to earn in each fiscal year during the Term, commencing with the fiscal year July 1, 2004 through June 30, 2005, a bonus up to 100% of Executive’s annual salary as may be determined by the Board. In determining any increase, the Board will take into consideration: (a) the strategic initiatives implemented by the Company during the year, (b) the Company’s results of operations compared to the approved annual budget and (c) individual contribution made by the Executive. Such bonus will be payable semi-annually in accord with the management bonus payout schedule.

4.3 RESTRICTED STOCK AWARD. Holdings shall grant to Executive, as soon as practicable following the date hereof, an award of 50,700 shares of the Common Stock of Holdings, that is forfeitable by Executive (the “Restricted Stock”) until the completion of a specified period of future service (the “Restricted Period”), subject to the occurrence of specific events. The Restricted Stock shall be granted pursuant to the Eagle Family Foods Holdings, Inc. 1998 Stock Incentive Plan (the “Incentive Plan”). Except as otherwise provided herein, and subject to the provisions of the Incentive Plan, the Restricted Period will lapse, and the Restricted Stock will vest and become nonforfeitable, in three equal annual installments on the first, second and third anniversaries of the date on which the Restricted Stock is granted to Executive. In the event Executive’s employment is terminated by the Company without Cause, by Executive for Good Reason, or due to Executive’s death or disability, the unvested installment of the Restricted Stock that would have become vested and nonforfeitable on the next following anniversary of the grant date shall vest and become nonforfeitable on such anniversary date. In the event the Company provides written notice to Executive pursuant to Section 2 herein and elects not to extend the Term (other than in connection with a termination of Executive’s employment for Cause), the unvested installment of the Restricted Stock that would have become vested and nonforfeitable on the next following anniversary of the grant date shall vest and become nonforfeitable on such anniversary date. In the event Executive voluntarily terminates his employment with the Company without Good Reason, or the Company terminates Executive for Cause, all further vesting with respect to the Restricted Stock shall cease. In the event of a Company Sale (as defined in the Restricted Stock Agreement between Executive and Holdings), all unvested installments of the Restricted Stock shall become immediately vested and nonforfeitable. The Restricted Stock award shall be subject to such other terms and conditions as are provided in the Restricted Stock Agreement, which terms are not inconsistent with this Section 4.3 and the Incentive Plan.

5. EMPLOYEE BENEFITS.

5.1 BENEFIT PROGRAMS. During the Term, Executive shall participate with other members of senior management of the Company in any pension, profit-sharing, stock option or similar plan or program of the Company now existing or established hereafter for the benefit of its employees or members of senior management of the Company, to the extent that he remains eligible under the general provisions thereof. Executive shall also be entitled to participate in any group hospitalization, medical, accident, disability, life or similar plan or program of the Company now existing or established hereafter for the benefit of its employees or other members of senior management of the Company, to the extent that he is eligible under the general provisions thereof.

5.2 AUTOMOBILE. During the Term, the Company will provide Executive with a monthly car allowance of Six Hundred Dollars ($600.00) and shall pay or reimburse Executive for the out-of-pocket costs of automobile insurance premiums for the Executive vehicle maintained in Columbus, Ohio.

5.3 VACATION; PERSONAL DAYS. During the Term, Executive shall be entitled to four weeks of vacation with pay during each year of his employment hereunder, provided that the vacation days taken do not materially interfere with the operations of the Company. Such vacation may be taken, in Executive’s discretion, at such time or times as are not inconsistent with the reasonable business needs of the Company.

6. EXPENSES. During the Term, and subject to applicable Company policies, Executive shall be entitled to receive reimbursement from the Company of all reasonable business-related expenses incurred by Executive in performing his duties under this Agreement, including all expenses of travel and living while away from home on business or at the request of, and in the service of, the Company, including but not limited to reimbursement for commercial airline travel from Weston, Connecticut to the Columbus, Ohio metropolitan area and temporary housing in Columbus, Ohio.

7. TERMINATION. Executive’s employment under this Agreement may be terminated without any breach of this Agreement only under the following circumstances:

7.1 DEATH. Executive’s employment shall terminate upon his death.

7.2 DISABILITY. In the event Executive shall be unable to render the services or perform his duties hereunder by reason of illness, injury or incapacity (whether physical, mental, emotional or psychological) for a period of ninety (90) calendar days out of any period of one hundred and eighty (180) consecutive calendar days during the Term, then the Company shall have the right to terminate this Agreement.

7.3 TERMINATION OF EMPLOYMENT OF EXECUTIVE BY THE COMPANY FOR CAUSE. The Company may terminate the employment of Executive for Cause (as hereinafter defined). The term “Cause,” as used herein, shall mean (a) Executive’s failure (except when caused by disability as contemplated by Section 7.2 above), neglect or refusal to perform his duties hereunder for a period in excess of thirty (30) days following receipt of written notice specifying such failure, neglect or refusal, (b) the material breach of this Agreement by Executive, (c) the commission of any act of fraud, embezzlement, theft, or dishonesty (including the unauthorized disclosure of Confidential Information), or (d) the Executive’s conviction of, or entering into a plea of guilty or no contest to, the commission of a felony.

For purposes of clause (a) and (b) of the preceding paragraph, Executive shall not be deemed to have been terminated for Cause unless and until, after reasonable notice to Executive and an opportunity for him to be heard before the Board, the Board has determined that Executive was guilty of the conduct described in clause (a) or (b) of the preceding paragraph, and the Board has delivered to Executive a Notice of Termination (as defined below) stating such determination and specifying the particulars thereof in detail.

7.4 TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE WITHOUT GOOD REASON. Notwithstanding anything to the contrary in Section 2 hereof, the Term may be terminated by Executive without Good Reason by delivering not less than ninety (90) days notice of termination to the Company pursuant to Section 7.7 (provided that circumstances did not then exist that would permit the Company to terminate Executive for Cause).

7.5 TERMINATION OF EMPLOYMENT BY RESIGNATION OF EXECUTIVE FOR GOOD REASON. Notwithstanding anything to the contrary in Section 2 hereof, the Term may be terminated by Executive for Good Reason, but only if the Company receives written notice from Executive describing in detail the specific nature of the action constituting Good Reason, and such action is not corrected by the Company within thirty (30) days of receipt of such notice (the “Cure Period”). The term “Good Reason” as used herein shall mean (a) the failure by the Company to pay to Executive the compensation due to him, or allow Executive to participate in the Company’s employee benefit plans described in Section 5.1 herein, (b) without Executive’s consent, a change in the principal location of Executive’s employment, or (c) a material adverse change in the nature of Executive’s duties or authority; provided, however, that “Good Reason” shall not include a termination of Executive’s employment hereunder pursuant to Sections 7.2 or 7.3 hereof. The date of termination of Executive’s employment under this Section 7.5 shall be the effective date of any resignation specified in writing by Executive, which may not be less than thirty (30) days after receipt by the

Company of written notice of such resignation, provided that such resignation shall not be effective and the action constituting Good Reason shall be deemed to have been cured if such action is corrected by the Company during the Cure Period.

7.6 NON RENEWAL. On the Initial Expiration Date and each anniversary of the Initial Expiration Date either party may deliver notice of termination pursuant to Section 7.7 within ninety (90) days of the expiration of the then current Term.

7.7 NOTICE OF TERMINATION. Any termination of Executive’s employment by the Company or by Executive (other than a termination pursuant to Section 7.1 above) shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. Any purported termination not satisfying the requirements of this Section 7.7 shall not be effected except in the event of a Non Renewal in which case the Company shall not be required to provide a basis for termination other than Non Renewal of the Agreement.

7.8 DATE OF TERMINATION. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Sections 7.4 or 7.5 above, the date specified in the Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within thirty (30) days after the Notice of Termination is given in connection with a termination pursuant to Section 7.3, Executive, after receiving such Notice of Termination, notifies the Company that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal having expired and no appeal having been perfected); provided, further, that if the Company prevails in its determination to terminate Executive for Cause in such arbitration or litigation, the Date of Termination shall be the date specified in the Notice of Termination.

8. COMPENSATION UPON TERMINATION.

8.1 COMPENSATION UPON TERMINATION UPON DEATH. In the event of the death of Executive during the Term, Executive’s designated beneficiary, or, in the absence of such designation, the estate or other legal representatives of Executive (collectively, the “Estate”), shall be paid (i) a pro-rata bonus for the year of termination (which shall be paid when bonuses are paid to other senior officers of the Company for the bonus year in which Executive’s employment is terminated), and (ii) Base Salary through the month in which Executive’s death occurred (which shall be paid within thirty (30) days of Executive’s death). Executive, or the Estate, shall be entitled to other death benefits in accordance with the terms of the Company’s benefit programs and plans and the other provisions of this Agreement.

8.2 COMPENSATION UPON TERMINATION FOR DISABILITY. If Executive’s employment hereunder is terminated for Disability, Executive shall be paid (i) any unpaid Base Salary for the month in which the termination occurred (which shall be paid within thirty (30) days of the date of termination), (ii) six (6) months Base Salary to be payable to Executive in twelve (12) equal semi-monthly installments on the fifteenth and last day of each month commencing on the fifteenth day of the month following the month in which Executive’s employment is terminated (in all cases subject to applicable law), and (iii) a pro-rata bonus for the year of termination (which shall be paid when bonuses are paid to other senior officers of the Company for the bonus year in which Executive’s employment is terminated). The amount provided for above shall be reduced by any disability benefits received by Executive under plans maintained by the Company. Executive shall be entitled to other disability compensation and benefits in accordance with the Company’s benefit programs and plans and the other provisions of this Agreement. The parties shall have no further obligation under this Agreement except that Executive shall not be relieved of Executive’s obligations under Sections 10 and 11 regarding confidentiality and non-competition.

8.3 COMPENSATION UPON TERMINATION BY THE COMPANY FOR CAUSE OR BY RESIGNATION OF EXECUTIVE WITHOUT GOOD REASON. If Executive’s employment is terminated by the Company for Cause or by Resignation of the Executive without Good Reason, the Company shall pay Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as all accrued but unpaid bonus compensation through the Date of Termination. The parties shall have no other obligations under this Agreement except that Executive shall not be relieved of Executive’s obligations under Section 10 and 11 regarding confidentiality and non-competition.

8.4 IMPROPER TERMINATION; NON RENEWAL. If (x) in breach of this Agreement, the Company shall terminate Executive’s employment other than pursuant to Sections 7.1, 7.2 or 7.3 (it being understood that a purported termination pursuant to Section 7.3 which is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), (y) the Company shall not renew the then current Term which results from the Company delivering to the Executive notice of termination for Non-Renewal pursuant to Section 7.6 and 7.7 hereof, or (z) the Executive terminates his employment for Good Reason, then

(a) The Company shall pay Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, as well as unpaid bonus compensation through the Date of Termination; plus

(b) In lieu of all other salary and incentive compensation payments which Executive would have earned under this Agreement but for his termination, the Company shall pay in a lump sum to Executive, as liquidated damages, an amount equal to the sum of (a) the annual Base Salary in effect as of the Date of Termination and (b) the bonus compensation earned in the previous fiscal year, plus

(c) The Company shall provide Executive with outplacement assistance from Drake Beam Morin, Inc. or a comparable firm. There is no cash value to Executive in lieu of these outplacement services. The parties shall have no other obligations under the Agreement except that Executive shall not be relieved of Executive’s obligations under sections 10 and 11 regarding confidentiality and non-competition.

8.5 CONTINUED MAINTENANCE OF BENEFIT PLANS. Unless Executive is terminated for Cause or by Resignation of Executive without Good Reason, the Company shall maintain in full force and effect, for the continued benefit of Executive medical, hospitalization, and life insurance benefits, plans or programs in which Executive was entitled to participate immediately prior to the Date of Termination until the earlier of eighteen (18) months commencing from the Date of Termination or the date that Executive secures other employment that offers comparable benefits. In the event that Executive’s participation in any such benefits, plan or program is barred, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise have been entitled to receive under such plans and programs.

9. INDEMNIFICATION. The Company agrees to indemnify Executive to the fullest extent permitted by applicable law consistent with the Company’s Certificate of Incorporation and Bylaws as in effect on the date hereof with respect to any acts or non-acts he may have committed while he was an officer, director, and/or employee (i) of the Company, or (ii) at the request of the Company.

10. CONFIDENTIAL INFORMATION.

10.1 Executive hereby acknowledges that, in the course of his employment by the Company, he has and will have access to secret and confidential information which relates to or affects all aspects of the business and affairs of the Company and which are not available to the general public (“Confidential Information”). Without limiting the generality of the foregoing, Confidential Information shall include information relating to inventions, developments, specifications, technical and engineering data, information concerning the filing or pendency of patent applications, business ideas, trade secrets, products under development, production methods and processes, sources of supply, marketing plans, and the names of any customers or prospective customers or of any persons who have or shall have traded or dealt with the Company. Accordingly, Executive agrees that, except as required by the performance of his duties hereunder, he will not, at any time during the Term and thereafter, disclose or furnish any Confidential Information to any person, firm, corporation or other entity without the express prior written consent of the Company. Notwithstanding the forgoing, the term Confidential Information shall not include information or data which (i) is now or hereafter in the public domain, other than as a result of the breach of this Section 10 by Executive, (ii) prior to the date of commencement of Executive’s employment by the Company was known to Executive, (iii) is, after the Date of Termination, lawfully acquired by Executive from a third party who, to Executive’s knowledge, is not prohibited from disclosing such data or information to Executive or (iv) is required to be disclosed by court order or other legal process. In the event that Executive receives a request or demand to disclose all or any part of the Confidential Information under the terms of a subpoena or order issued by a court of competent jurisdiction or otherwise, Executive agrees to (x) promptly notify the Company of the existence, terms and circumstances surrounding such a request so that the Company may seek a protective order or other appropriate relief or remedy and (y) if disclosure of such information is required, disclose such information and, subject to reimbursement by the Company of Executive’s expenses, cooperate with the Company in its efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which the Company so designates.

10.2 Executive hereby acknowledges and agrees that any and all models, prototypes, notes, memoranda, notebooks, drawings, records, plans, documents or other material in physical form which contain or embody Confidential Information, whether created or prepared by Executive or by others (“Confidential Materials”), which are in Executive’s possession or under his control, are the sole property of the Company. Accordingly, Executive hereby agrees that, upon the termination of his employment with the Company, whether pursuant to this Agreement or otherwise, or at the Company’s earlier request, Executive shall return to the Company all Confidential Materials and all copies thereof in his possession or under his control and shall not retain any copies of Confidential Materials.

11. NON-COMPETITION. Executive agrees that during the Term and for one (1) year from the Date of Termination, in any state in the United States in which the Company is engaged in business during the Term, Executive shall not, directly or indirectly, whether as an individual or Executive’s own account, or as a shareholder, partner, joint venturer, director, officer, employee, consultant, independent contractor, creditor and/or agent, of any person, firm or organization or otherwise, directly or indirectly:

(a) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated with, a corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in any manner in, or otherwise competes with, the business of the Company,

(b) employ or assist in employing any then current or former employee, officer or agent of the Company,

(c) induce any person who is a then current or former employee, officer, agent, affiliate or customer of the Company to terminate said relationship,

(d) induce any customer or supplier of the Company to refuse to do business with the Company on as favorable terms as previously done with the Company, and

(e) contract, solicit or direct business of any current or prospective customers of the Company, who are current or prospective customers during the Term, either for himself or for any other corporation, limited liability company, partnership, proprietorship, from, association or other business entity or advise any person with respect thereto.

12. REMEDY FOR BREACH. Executive hereby acknowledges that in the event of any breach or threatened breach by him or any of the provisions of Sections 10 and 11 of this Agreement, the Company would have no adequate remedy at law and could suffer substantial and irreparable damage. Accordingly, Executive hereby agrees that, in such event, the Company shall be entitled, and notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction to restrain any such breach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity. Executive further acknowledges that should he violate any legally enforceable provision of Section 11 as to which there is a specific time period during which Executive is prohibited from taking certain actions or from engaging in certain activities, as set forth in such provision, then, in such event, such violation will toll the running of such time period from the date of such violation until such violation ceases.

13. INVENTIONS, DISCOVERIES, ETC.

(a) Executive agrees that any process, product, substance or other item discovered or invented by Executive and all information developed by Executive in performance of Executive’s duties hereunder shall be and shall remain the property of the Company.

(b) Executive will immediately disclose in writing to the Company all ideas, creations, inventions, discoveries and improvements, whether or not patentable or copyrightable and whether or not fixed in any mode of expression or reduced to practice that Executive conceives of during his employment with the Company, alone or with others in the performance of Executive’s duties hereunder (the “Discoveries”). Executive agrees to maintain complete records of all creative or inventive activities and to deliver such records including, but not limited to, all memoranda, notes, records, reports, manuals, drawings, blueprints and any other documents or recorded items that pertain to Executive’s inventive activities during the period of this Agreement to the Company at the termination of employment pursuant to this Agreement or as otherwise requested by the Company.

(c) Executive agrees that all discoveries which relate to the actual or anticipated business of the Company or the actual or anticipated research and development of the Company or which are suggested by or result from any work performed by Executive in the course of his employment, or which result from the use of Company facilities, equipment, supplies or confidential information, are the sole and exclusive property of the Company, and the Company shall have the right to use such Discoveries and to obtain patent, copyright, and/or trade secret protection or any other form of legal protection for such Discoveries in the United States and any other country. To the extent such Discoveries can be protected by copyright and are deemed in any way to fall within the definition of “work made for hire” as defined in 17 U.S.C. § 101, such Discoveries shall be considered to have been produced under contract for the Company as “work made for hire.”

(d) Executive agrees to assist the Company in every way to obtain, and from time to time to enforce, its legal rights to such Discoveries in the United States and any other country, without additional compensation. Executive agrees to execute at the Company’s request all assignments of rights and other documents necessary to ensure and perfect the Company’s rights in such Discoveries and to obtain patents, copyrights and any other form of legal protection under the laws of the United States of America and any foreign country designated by the Company.

(e) Executive’s obligations under subsection (d) above shall continue beyond the termination of his employment with the Company.

14. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given if delivered personally or sent by registered or certified mail (return receipt requested), postage prepaid, or by facsimile (immediately followed by telephone confirmation of delivery such facsimile with the intended recipient of such notice and by notice in writing sent promptly by registered or certified mail as provided above) to the parties to this Agreement at the following addresses or at such other address for a party as shall be specified by like notice:

To Executive:	Craig Steinke
19 Norfield Road
Weston, CT 06883
	Telephone:	(203) 454-5745
	Telecopy:	(203) 454-1081

To the Investor:	Warburg Pincus
466 Lexington Avenue
New York, NY 10024
Attention: David Barr
	Telephone:	(212) 878-6284
	Telecopy:	(212) 716-5072

To the Investor:	GE Asset Management, Inc.
3003 Summer Street
Stamford, CT 06904-7900
Attention: Andreas Hildebrand
	Telephone:	(203) 326-4229
	Telecopy:	(203) 356-3171

With copies to:	Jerry Bos
Dairy Farmers of America, Inc.
Northpointe Tower, Suite 1000
10220 North Executive Hills Blvd.
Kansas City, MO 64190-9700
	Telephone:	(816) 801-6450
	Telecopy:	(816) 801-6451

All such notices and communications shall be deemed to have been received on the date of personal delivery, on the date that the telecopy is confirmed as having been received or on the third business day after the mailing thereof, as the case may be.

15. SEEK LEGAL ADVICE. Executive specifically acknowledges that the Company advised Executive to seek advice of legal counsel pertaining to this Agreement and to assist with the review and execution of this Agreement. Executive represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with counsel and, to the extent he deems appropriate, has fully availed himself of his rights, that he has carefully read and fully understands all the provisions of this Agreement; and that he is voluntarily entering into this Agreement.

16. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto with respect to the employment matters contemplated herein and supersedes all prior agreements or understandings among the parties related to such employment matters including but not limited to the Employment Agreement between Executive and the Company dated February 16, 1998.

17. BINDING EFFECT; THIRD PARTY BENEFICIARIES. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns and upon Executive. “Successors and assigns” shall mean, in the case of the Company, any successor pursuant to a merger, consolidation, or sale, or other transfer of all or substantially all of the assets of the Company. The Company shall require any successor (whether direct or indirect, by purchases, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as if the Company provided Executive Notice of Termination for Non Renewal, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean Eagle Family Foods, Inc. and any successor to its business and/or assets.

18. NO ASSIGNMENT. Except as contemplated by Section 17 above, this Agreement shall not be assignable or otherwise transferable by either party and nothing in this Agreement shall confer upon any person or entity not a party any rights or remedies of any kind or nature whatsoever.

19. AMENDMENT OR MODIFICATION; WAIVER. No provision of this Agreement may be amended or waived unless such amendment or waiver is authorized by the Board and is agreed to in writing, signed by Executive and an officer of the Company (other than Executive). Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time.

20. GOVERNING LAW. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Ohio, without regard to its conflicts of law rules.

21. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement other than a violation or alleged violation of Section 10, 11, or 13 shall be settled by binding arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award tendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration shall be held in Columbus, Ohio or such other place as may be agreed upon at the time by the parties to the arbitration.

22. TITLES. Titles to the Sections and subsections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

23. COUNTERPARTS. This Agreement may be executed in one or more counterparts, which together shall constitute one agreement. It shall not be necessary for each party to sign each counterpart so long as each party has signed at least one counterpart.

24. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

EAGLE FAMILY FOODS HOLDINGS, INC.
(solely for purposes of Section 4.3)

By:	/s/ Michael P. Conti
Michael P. Conti
Vice President, Finance

EAGLE FAMILY FOODS, INC.

By:	/s/ Michael P. Conti
Michael P. Conti
Vice President, Finance

/s/ Craig A. Steinke
Craig A. Steinke

GE INVESTMENT PRIVATE PLACEMENT PARTNERS II, A LIMITED PARTNERSHIP
(solely for purposes of Section 3.1)

By:	GE Investment Management Incorporated,
its General Partner

By:	/s/ Andreas Hildebrand
Name:	Andreas Hildebrand
Title:	Vice President

[signature of Warburg, Pincus Ventures, L.P.

and Dairy Farmers of America Inc. on following pages]

WARBURG, PINCUS VENTURES, L.P.
(solely for purposes of Section 3.1)

By:	Warburg, Pincus & Co., its General Partner

By:	/s/ David Barr
Name:	David Barr
Title:	Managing Director

DAIRY FARMERS OF AMERICA INC.
(solely for purposes of Section 3.1)

By:	/s/ Gerald L. Bos
Name:	Gerald L. Bos
Title:	Chief Financial Officer and Corporate
Vice President/Finance